Exhibit 10.1

Rambus lnc.

1050 Enterprise Way, Suite 700

Sunnyvale, CA 94089

408-462-8000

rambus.com

September 9, 2016

Rahul Mathur

Dear Rahul:

We are pleased to offer you a position with Rambus or one of its affiliates or subsidiaries (the “Company” or “Rambus”) as a SVP, Chief Financial Officer. This letter will confirm the terms of your employment with the Company as follows:

Your starting base salary will be $13,750.00 semi-monthly, which over a full year would equal $330,000.00. You will also have a target bonus of $270,000.00 annually so long as you are an employee with the Company on the bonus payout date (as stated in the Corporate Incentive Plan). You will be classified as an exempt employee, reporting to Ronald Black. You will be eligible for Rambus’ standard benefits package including insurance and flex time-off.

You will also receive a hiring bonus of $50,000.00. This will be payable within 30 days of your start date. If you should voluntarily terminate employment with Rambus for any reason within one year of your date of hire, you will be required to repay a pro-rated portion of the amount received.

Rambus will grant an option to you to purchase 60,000 shares of Rambus common stock. The option grant will be made after the grant approval process is completed on the first business day of the first full month after your first day of employment at Rambus. The option will vest as follows: 10% of the option granted will vest six months from the date of grant; thereafter the option will vest monthly until fully vested four years from the date of grant. This is a standard vesting schedule.

Additionally, you will be granted 80,000 Restricted Stock Units (“RSUs”) after the grant approval process is completed on the first business day of the first full month after your first day of employment at Rambus. The RSUs will vest as follows: 25% of the RSUs will vest twelve months from the date of grant, and the remaining RSUs will vest at 25% every twelve months for the following three years. The actual vesting schedule will be included when you receive your grant paperwork.

You will also be eligible to participate in the upcoming annual compensation cycle in January for an effective date of February. At that time you would be eligible for equity grant which typically consists of options, RSUs and performance units.

As part of your on boarding documents you will receive a copy of our Employment, Confidential Information and Invention Assignment Agreement. This document assigns rights to all inventions to Rambus and requires you to keep confidential all matters regarding Rambus technology and business relationships until Rambus has made such information public. Please read, sign, and return this agreement on your first day of work.

You will also receive a copy of our Insider Trading Policy and Code of Business Conduct and Ethics. Please review, sign the acknowledgment form, and return on your first day of work.

For purposes of federal immigration law, you will be required to provide to Rambus documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or your employment may be terminated. Please bring the appropriate documents on your first day of employment.

If you choose to accept this offer, your employment with Rambus will be voluntarily entered into and will be for no specified period. As a result, you will be an “at-will” employee and will be free to resign at any time, for any reason or for no reason, as you deem appropriate. Rambus will have a similar right and may conclude its employment relationship with you at any time, with or without cause or reason.

You may accept this offer by electronically signing below and entering your start date. We will expect a reply from you no later than September 16, 2016, after which this offer will be closed. Please retain the extra copy of this letter for your personal records.

This offer is contingent upon the satisfactory background verification of criminal, education, employment and reference check(s).

Rahul, I know you can do a great job for us. I believe Rambus is an excellent company that can provide you with a continuing challenge and opportunity for personal growth.

We all hope you decide to join us.

Sincerely,

Ronald Black

CEO

Rambus Inc.

I have read and accept the above:

/s/ Rahul Mathur Signature	9/16/16 Date Signed

10/3/16 Start Date